Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Contact: Dan Smith, Hawaiian Telcom (808) 546-3124

For Immediate Release

Hawaiian Telcom Reports First Quarter 2006 Results

HONOLULU (Monday, May 15, 2006) — Hawaiian Telcom Communications, Inc. today reported financial results for its first quarter 2006. Quarterly highlights for the company include:

•	Operating revenues, adjusted for non-cash purchase accounting items, declined 2.7% to $144.9 million from $148.9 million in the prior year and were approximately 1% higher sequentially.

•	Adjusted EBITDA (as defined herein) was $58.4 million

•	Transition costs and other cost structure changes incurred in the first quarter were $27.3 million.

•	Access lines declined 1.1% sequentially to 638,932, slightly above the fourth quarter 2005 decline of 0.9%, but favorable when compared to the three prior quarterly declines of 1.5%, 1.6%, and 2.4%. In comparison to the prior year, our overall access decline was 5%.

•	High-speed Internet connections were up sequentially 5.8%, or 4,602 lines, to 83,575 lines driven by increased promotional activity to the consumer market and strong business direct sales.

•	Wireless subscribers increased 3,220 sequentially to 9,416, the highest sequential increase to date. The Company experienced strong results from our broadened sales channels, including cross-selling efforts from our consumer call center operations and our business sales group.

“The past twelve months, since officially beginning operations under the Hawaiian Telcom name, have been a period of dramatic transformation for the company,” said Michael Ruley, Hawaiian Telcom’s chief executive officer. “We have reinvigorated the company’s presence in the community and we have successfully separated from Verizon’s business support systems.”

“The shift to full independence, while offering substantial benefits going forward and eliminating very costly payments to Verizon, has presented significant near term challenges, as expected.” added Ruley. “We have not yet realized the type of performance we need from our new systems, but we are aggressively pursuing the necessary refinements. At the same time, we are revising our processes and workflows to improve our customer service levels.”

First Quarter 2006 Results

Revenues

Operating revenues, adjusted for non-cash purchase accounting items, declined 2.7% to $144.9 million from $148.9 million in the prior year. We attribute the 2.7% annual decline to the reduction in access lines, partially offset by higher special access and wholesale revenue, and growth in high-speed Internet and wireless services. As compared to the 4th quarter 2005, after adjusting for non-cash purchase accounting and prior period items, operating revenues were approximately 1% higher. The total revenue impact of the non-cash purchase accounting items was $3.4 million in the quarter, $2.5 million of which is related to deferred wireline activation revenue, written off at the time of purchase, and the balance, $900,000, is associated with the purchase accounting write-off of existing directories books at the time of acquisition in May of 2005.

“Our strategy to drive future revenue opportunities includes completing our MPLS network upgrade to allow for improved service delivery, the build out of our network operations center enabling us to offer managed services, and the completion of our back-office which will allow us to leverage momentum in the wireless and high-speed Internet markets through bundled offerings,” Ruley commented.

Operating Expenses

Operating expenses for first quarter 2006 were $151.6 million compared with $122.8 million in the prior year. The increase was primarily related to the $27.3 million in transition costs that we incurred in the first quarter. Sequentially, operating expenses increased 0.1% from $151.5 million in the fourth quarter 2005. We attribute the recurring increase to higher employee costs, as we increased our level of permanent staffing, which were partially offset by a decline in advertising costs from an unusually high fourth quarter. The total expense impact of the non-cash purchase accounting items was $8.6 million in the quarter, $11.3 million due to increased depreciation and amortization from the initial asset revaluation, partially offset by $2.5 million related to deferred wireline activation expense, written off at the time of purchase, and $200,000 associated with the purchase accounting write-off of existing directories books at the time of acquisition in May of 2005.

We incurred $22.7 million of expenses for Verizon transition support services, net of expenses recovered from Bearingpoint, during the quarter. While the majority of the development of our stand-alone IT infrastructure has been completed and our transition agreement with Verizon has ended, we still expect to incur some additional transition expenses through the end of the year.

Net Income/Adjusted EBITDA Reconciliation

Adjusted EBITDA for the first quarter 2006 was $58.4 million. Adjusted EBITDA was determined as follows (dollars in thousands):

Company Three Months Ended
March 31, 2006
Net income (loss)	$(38,591)
Income tax provision	1,543
Interest expense, net of interest income	26,985
Depreciation and amortization	40,467

EBITDA	30,404
Directories deferred revenue and costs	700
Transition costs	27,291

Adjusted EBITDA	$58,395

Note: EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and transition costs not expected to occur regularly in the ordinary course of business. We believe both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measure for investors because they are used by our Board and management to evaluate performance and make operating decisions as well as for covenant compliance purposes under the senior credit facility. The three months ended March 31, 2005 has not been presented as management does not feel this period is comparable or meaningful in comparison to the periods presented.

Cash & Liquidity

At the end of the first quarter the Company had drawn $113.5 million under our revolver facility, up from $96.5 million at year-end 2005, and we have remaining availability of $86.4 million. We used approximately $21 million in the first quarter for operating and investing activities, including payments for the transition costs mentioned earlier. Reported capital expenditures were $40 million for the first quarter.

Conference Call

The Company will host a conference call to discuss its first quarter 2006 results at 10:00 a.m. (Hawaii Time), or 4:00 p.m. (Eastern Time) on Tuesday, May 16th, 2006.

To access the call, participants should dial (888) 898-1331 (US/Canada), or (706) 758-4618 (International) five minutes prior to the start of the call. A telephonic replay of the conference will be available from 1:00 p.m. (Hawaii Time), or 7:00 p.m. (Eastern Time) on May, 16th, 2006 through May 23rd, 2006 by dialing (800) 633-8625 and entering confirmation code 21291044. Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21291044.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services.

Forward Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, projection or estimate that includes or references the words “believes”, ““anticipates”, “intends”, “expects”, “will” or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s Form S-4 report. The information contained in this release is as of May 15th, 2006. It is anticipated that subsequent events and developments will cause estimates to change.

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Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in thousands)

	Company		Predecessor
	Three Months Ended March 31,		Three Months Ended March 31, 2005
	2006	2005
Operating revenues	$141,519	$—	$148,900

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	60,497	—	56,700
Selling, general and administrative	50,618	15,657	36,800
Depreciation and amortization	40,467	—	29,300

Total operating expenses	151,582	15,657	122,800

Operating income (loss)	(10,063)	(15,657)	26,100

Other income (expense):
Interest expense	(27,049)	—	(8,800)
Other income, net	64	—	500

Total other income (expense)	(26,985)	—	(8,300)

Income (loss) before provision for income taxes	(37,048)	(15,657)	17,800
Provision for income taxes	1,543	—	6,200

Net income (loss)	$(38,591)	$(15,657)	$11,600

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in thousands, except per share information)

	Company
	March 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$6,355	$10,321
Receivables, net	62,369	78,940
Material and supplies	5,376	5,711
Prepaid expenses	2,845	4,364
Other current assets	5,663	6,346

Total current assets	82,608	105,682
Property, plant and equipment, net	832,826	817,333
Deferred financing and other assets	60,577	52,067
Intangible assets, net	631,204	647,199
Goodwill	137,939	134,273

Total assets	$1,745,154	$1,756,554

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$44,215	$50,387
Accrued expenses	37,296	32,572
Advance billings and customer deposits	14,459	16,006
Current maturities of long-term debt	4,000	3,000
Other current liabilities	9,061	9,306

Total current liabilities	109,031	111,271
Long-term debt	1,359,500	1,343,500
Deferred income taxes	5,600	4,100
Employee benefit obligations	46,831	44,141
Other liabilities	8,493	7,345

Total liabilities	1,529,455	1,510,357

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,006	428,000
Accumulated other comprehensive income	19,362	11,275
Accumulated deficit	(231,669)	(193,078)

Total stockholder’s equity	215,699	246,197

Total liabilities and stockholder’s equity	$1,745,154	$1,756,554

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in thousands)

	Company		Predecessor
	Three Months Ended March 31,		Three Months Ended March 31, 2005
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(38,591)	$(15,657)	$11,600
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	40,467	—	29,300
Deferred income taxes, net	1,500	—	(8,000)
Employee retirement benefits	2,689	—	(300)
Changes in operating assets and liabilities:
Receivables	12,905	—	(3,500)
Material and supplies	335	—	(3,300)
Other current assets	2,201	—	(800)
Accounts payable and accrued expenses	(2,994)	10,215	6,500
Other current liabilities	(245)	5,442	1,400
Other, net	733	—	(5,200)

Net cash provided by operating activities	19,000	—	27,700

Cash flows from investing activities:
Capital expenditures	(39,966)	—	(14,300)
Purchase of investments	—	—	(300)
Net change in note receivable	—	—	(9,600)

Net cash used in investing activities	(39,966)	—	(24,200)

Cash flows from financing activities:
Proceeds from issuance of debt	184,000	—	126,000
Repayment of debt	(167,000)	—	(125,000)
Net change in parent funding	—	—	(4,400)
Other	—	—	(100)

Net cash provided by (used in) financing activities	17,000	—	(3,500)

Net change in cash and cash equivalents	(3,966)	—	—
Cash and cash equivalents, beginning of period	10,321	—	1,200

Cash and cash equivalents, end of period	$6,355	$—	$1,200

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$20,556	$—	$17,020
Income taxes paid (refunded)	—	—	(1,800)